Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-168839) of Territorial Savings Bank of our report dated July 15, 2024, relating to the financial statements and supplemental information of the Territorial Savings Bank 401(k) Plan (the “Plan”) appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2023.

/s/ Moss Adams LLP

Portland, Oregon
July 15, 2024